UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                      October 15, 2004  (October 8, 2004)

O’Sullivan Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-31282	43-0923022
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1900 Gulf Street, Lamar, Missouri		64759-1899
(Address of principal executive offices)		(ZIP Code)

Registrant's telephone number, including area code (417) 682-3322

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                Entry into a Material Definitive Agreement.
                                Appointment of Principal Officers.

         Effective October 8, 2004, we entered into a severance agreement with Mr. E. Thomas Riegel, our former Vice President-Strategic Operations. Under the agreement, we agreed to pay Mr. Riegel salary and to continue his benefits through December 31, 2004, and to continue his health insurance at employee rates through August 31, 2007. We also agreed to recommend to the Compensation Committee of O’Sullivan Industries Holdings, Inc. that his stock options not expire as a result of his leaving O’Sullivan’s employ. The severance agreement also contains certain releases and other covenants by Mr. Riegel.

         Effective October 13, 2004, we entered into a severance agreement with Mr. Richard D. Davidson, our former President and Chief Executive Officer. Under the agreement, we agreed to pay Mr. Davidson salary and to continue his benefits through December 31, 2004, and to continue his health insurance at employee rates through December 31, 2005. We also agreed to recommend to the Compensation Committee of O’Sullivan Industries Holdings, Inc. that his stock options not expire as a result of his leaving O’Sullivan’s employ. The severance agreement also contains certain releases and other covenants by Mr. Davidson.

         Effective October 14, 2004, we entered into a severance agreement with Mr. Thomas M. O’Sullivan, Jr., our former Senior Vice President-Sales. Under the agreement, we agreed to pay Mr. O’Sullivan salary and to continue his benefits through January 9, 2005, and to continue his health insurance at employee rates through December 31, 2005. We also agreed to recommend to the Compensation Committee of O’Sullivan Industries Holdings, Inc. that his stock options not expire as a result of his leaving O’Sullivan’s employ. The severance agreement also contains certain releases and other covenants by Mr. O’Sullivan.

Item 9.01               Financial Exhibits and Exhibits.

(c)         Exhibits.

Exhibit 10.1	Severance Agreement dated as of August 13, 2004 between O’Sullivan and Richard D. Davidson.

Exhibit 10.2	Severance Agreement dated as of August 13, 2004 between O’Sullivan and Thomas M. O’Sullivan, Jr..

Exhibit 10.1	Severance Agreement dated as of August 18, 2004 between O’Sullivan and E. Thomas Riegel.

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

O'SULLIVAN INDUSTRIES, INC.

Date: October 15, 2004	/s/ Robert S. Parker
Robert S. Parker President and Chief Executive Officer